                                                FILED PURSUANT TO RULE 424(b)(5)
                                                   REGISTRATION NUMBER 333-52732

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 16, 2001

                                  $50,000,000

                             Standard Pacific Corp.
[LOGO OF STANDARD PACIFIC CORPORATION]

                          8 1/2% Senior Notes due 2009

                                  ------------

   We will pay interest on the notes each April 1 and October 1. The first interest payment will be made on October 1, 2001. The notes are part of a series of notes in the aggregate principal amount of $150,000,000, of which $100,000,000 was issued on April 16, 1999.

   We may redeem some or all of the notes on or after April 1, 2004.

   Investing in the notes involves risks. See "Risk Factors" on page S-6.

                                                     Underwriting  Proceeds to
                                         Price to    Discounts and  Standard
                                         Public (1)   Commissions  Pacific (1)
                                         ----------- ------------- -----------
Per Note............................       98.26%         1.03%      97.23%
Total...............................     $49,130,000    $515,000   $48,615,000

(1) Plus accrued interest from April 1, 2001.

   Delivery of the notes in book-entry form only will be made on or about June 13, 2001.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Credit Suisse First Boston

            The date of this supplement prospectus is June 6, 2001.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement
Offering Summary...........................................................  S-1
Risk Factors...............................................................  S-6
Use of Proceeds............................................................ S-11
Description of Notes....................................................... S-12
Underwriting............................................................... S-32
Notice to Canadian Residents............................................... S-33
Legal Matters.............................................................. S-34
How to Obtain More Information............................................. S-34

                                                                            Page
                                                                            ----
                                   Prospectus
About This Prospectus......................................................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Ratio of Earnings to Fixed Charges.........................................   3
Description of Debt Securities.............................................   4
Description of Warrants....................................................   8
Selling Security Holders...................................................  10
Plan of Distribution.......................................................  11
Where You Can Find More Information........................................  13
Incorporation of Certain Documents by Reference............................  13
Forward-Looking Statements.................................................  15
Experts....................................................................  15
Legal Matters..............................................................  15


                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                OFFERING SUMMARY

   This is only a summary of the offering. It may not contain all of the information that may be important to you. To fully understand the investment you are contemplating, you should read this prospectus supplement, the prospectus and the detailed information incorporated into them by reference before you decide to make an investment. Unless the context otherwise requires, the terms "we," "us" and "our" refer to Standard Pacific Corp., a Delaware corporation, and its predecessors and subsidiaries.

                                  The Company

   We are a leading geographically diversified builder of high quality single-family homes designed to appeal to a broad range of move-up home buyers. We have operations throughout the major metropolitan areas in California, Texas, Arizona and Colorado. In California, we have over 30 years of operating experience and currently sell homes in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura Counties in Southern California, and the San Francisco Bay area in Northern California. We have been building homes in Texas for over 20 years, with established operations in Dallas, Houston and Austin. In August 1998, we entered the Phoenix, Arizona market through the acquisition of an ongoing homebuilding operation and, most recently, in August 2000, we furthered our geographic diversification by entering the Denver, Colorado market through the acquisition of The Writer Corporation. In 2000, approximately 62%, 14%, 20% and 4% of our home deliveries (including unconsolidated joint ventures) were in California, Texas, Arizona and Colorado, respectively.

   In addition to our core homebuilding operations, we also provide mortgage financing and title services to our homebuyers through our subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial and SPH Title.

   Our principal executive offices are located at 15326 Alton Parkway, Irvine, California 92618, and our telephone number is (949) 789-1600.

                                  The Offering

Senior Notes Offered....  $50 million aggregate principal amount of 8 1/2%
                          Senior Notes due April 1, 2009. Interest will accrue from April 1, 2001 and will be payable semi-annually on each April 1 and October 1, commencing October 1, 2001. The notes are part of a series of notes in the aggregate principal amount of $150 million, of which $100 million was issued on April 16, 1999.

Optional Redemption.....  At any time on or after April 1, 2004, we may redeem the notes, in whole or in part, at the redemption prices listed in the section "Description of Notes" under the heading "Optional Redemption."

Change of Control.......  Upon a change of control as described in the section
                          "Description of Notes," you will have the right to require us to repurchase some or all of your notes at 101% of the principal amount, plus accrued interest to the date of repurchase. We cannot assure you that upon a change of control, we will have sufficient funds to repurchase any of your notes.

Additional Offer to
Purchase................  Under certain circumstances, we may be required to make an offer to purchase a portion of the notes in the event of certain asset sales. For more details, see the section "Description of Notes" under the heading "Certain Covenants--Limitation on Asset Sales."

Ranking.................  These notes are our general obligations and will not be secured by any collateral. Your right to payment under these notes will be:

                          . junior to the rights of our secured creditors to
                            the extent of their security in our assets;

                          . equal with the rights of creditors under our other
                            unsecured, unsubordinated debt, including our revolving credit facility; and

                          . senior to the rights of creditors under those
                            debts, if any, expressly subordinated to the notes.

                          At March 31, 2001 and May 31, 2001, assuming we had completed this offering on those dates, we would have had approximately $468.8 million and $581.0 million, respectively, of debt outstanding (including these notes, but excluding indebtedness relating to our mortgage banking operations and trade payables), none of which would have been subordinated to the notes.

                          The notes will be effectively subordinated to all liabilities of our subsidiaries. At March 31, 2001 the indebtedness of our subsidiaries totaled approximately $33.6 million (excluding indebtedness relating to our mortgage banking operations).

Certain Covenants.......  We will issue the notes under an indenture. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

                          . borrow money;

                          . pay dividends on or repurchase our capital stock;

                          . make distributions;

                          . make investments in subsidiaries that are not
                            restricted;

                          . incur certain liens;

                          . merge with or into other companies; and

                          . enter into certain kinds of transactions with our
                            affiliates.

                          For more details, see the section "Description of Notes" under the heading "Certain Covenants."

Use of Proceeds.........  We will use the net proceeds from this offering to repay indebtedness under our revolving credit facility. For more details, see the section "Use of Proceeds."

         Summary Consolidated Financial Information and Operating Data

   The following summary consolidated financial information for the three years ended December 31, 2000 is derived from our audited consolidated financial statements. The summary consolidated financial information for the three months ended March 31, 2001 and 2000 is derived from our unaudited consolidated financial statements.

                             Three Months
                            Ended March 31,       Year Ended December 31,
                           ------------------  --------------------------------
                             2001      2000       2000        1999       1998
                           --------  --------  ----------  ----------  --------
                           ($ in thousands, except average selling prices)
Income Statement Data
 Homebuilding:
 Revenues................  $286,751  $232,120  $1,317,995  $1,198,831  $759,612
 Cost of sales...........   219,469   190,206   1,057,827     986,793   618,448
                           --------  --------  ----------  ----------  --------
  Gross margin...........    67,282    41,914     260,168     212,038   141,164
                           --------  --------  ----------  ----------  --------
 Selling, general and
  administrative
  expenses...............    26,809    18,450     105,141      99,971    61,691
 Income from
  unconsolidated joint
  ventures...............     5,766       907      16,478       6,201     4,158
 Interest expense........     1,171       429       3,599       1,519     1,168
 Amortization of excess
  of cost over net assets
  acquired...............       586       495       2,100       1,979     1,312
 Other income (expense)..         7        34         167        (712)      168
                           --------  --------  ----------  ----------  --------
  Homebuilding pretax
   income................    44,489    23,481     165,973     114,058    81,319
                           --------  --------  ----------  ----------  --------
 Financial Services:
 Revenues................     1,633       430       3,410       2,257     1,403
 Expenses................     1,365       817       4,265       3,140     1,828
 Income from
  unconsolidated joint
  ventures...............       303       148         718         783       --
 Other income............        73        49         311         105       --
                           --------  --------  ----------  ----------  --------
  Financial services
   pretax income (loss)..       644      (190)        174           5      (425)
                           --------  --------  ----------  ----------  --------
 Income from continuing
  operations before
  income taxes and
  extraordinary charge...    45,133    23,291     166,147     114,063    80,894
 Provision for income
  taxes..................   (17,968)   (9,396)    (66,005)    (46,492)  (33,490)
                           --------  --------  ----------  ----------  --------
 Income from continuing
  operations before
  extraordinary charge...    27,165    13,895     100,142      67,571    47,404
 Income (loss) from
  discontinued
  operations, net of
  income taxes(1)........       --        --          --         (159)     (199)
 Gain on disposal of
  discontinued
  operations, net of
  income taxes(1)........       --        --          --          618       --
 Extraordinary charge
  from early
  extinguishment of debt,
  net of income taxes....       --        --          --          --     (1,328)
                           --------  --------  ----------  ----------  --------
 Net income..............  $ 27,165  $ 13,895  $  100,142  $   68,030  $ 45,877
                           ========  ========  ==========  ==========  ========
 Ratio of earnings to
  fixed charges(2).......     4.67x     3.58x       4.86x       4.06x     3.71x
Selected Operating Data
 New homes delivered:
 Southern California.....       180       235       1,367       1,173     1,119
 Northern California.....       189       174         865       1,020       516
                           --------  --------  ----------  ----------  --------
  Total California.......       369       409       2,232       2,193     1,635
                           --------  --------  ----------  ----------  --------
 Texas...................       128       104         546         459       465
 Arizona.................       202       183         797         802       188
 Colorado................        84       --          141         --        --
                           --------  --------  ----------  ----------  --------
 Consolidated total......       783       696       3,716       3,454     2,288
 Unconsolidated joint
  ventures (Southern
  California)............        32        17         155          18        40
                           --------  --------  ----------  ----------  --------
  Total..................       815       713       3,871       3,472     2,328
                           ========  ========  ==========  ==========  ========
 Average selling price:
 California deliveries
  (excluding joint
  ventures)..............  $518,678  $428,966  $  443,371  $  436,285  $381,534
 Texas deliveries........  $289,109  $254,686  $  287,221  $  239,930  $215,458
 Arizona deliveries......  $161,452  $163,470  $  164,207  $  159,958  $161,649
 Colorado deliveries.....  $300,599  $    --   $  271,909  $      --   $    --
 Consolidated deliveries
  (excluding joint
  ventures)..............  $365,596  $333,117  $  354,047  $  346,030  $329,714
 Unconsolidated joint
  venture deliveries
  (Southern California)..  $557,444  $501,246  $  553,550  $  484,650  $344,678
 Net new orders(3)(4):
 Southern California.....       367       341       1,439       1,138     1,226
 Northern California.....       148       328         967         946       612
                           --------  --------  ----------  ----------  --------
  Total California.......       515       669       2,406       2,084     1,838
                           --------  --------  ----------  ----------  --------
 Texas...................       167       157         661         466       466
 Arizona.................       343       243         887         761       165
 Colorado................       110       --          140         --        --
                           --------  --------  ----------  ----------  --------
 Consolidated total......     1,135     1,069       4,094       3,311     2,469
 Unconsolidated joint
  ventures (Southern
  California)............        49        44         156          64        13
                           --------  --------  ----------  ----------  --------
  Total..................     1,184     1,113       4,250       3,375     2,482
                           ========  ========  ==========  ==========  ========
 Backlog at period end
  (in units)(4)..........     1,911     1,414       1,542       1,014     1,111
 Backlog at period end
  (estimated dollar
  value)(4)..............  $637,790  $477,393  $  542,693  $  326,101  $359,959

                                             Four Fiscal Quarters Ended
                                        ---------------------------------------
                                                          December 31,
                                        March 31,  ----------------------------
                                          2001       2000      1999      1998
                                        ---------  --------  --------  --------
                                                  ($ in thousands)
Other Data
 Gross margin percentage...............     20.8%      19.7%     17.7%     18.6%
 EBITDA(5)............................. $219,578   $197,887  $147,011  $110,803
 EBITDA margin percentage..............     16.0%      15.0%     12.3%     14.6%
 Interest incurred(6)..................  $42,328    $39,627   $35,151   $29,010


                                                         At December 31,
                                      At March 31, ----------------------------
                                          2001        2000      1999     1998
                                      ------------ ---------- -------- --------
                                                  ($ in thousands)
Balance Sheet Data
 Inventories.........................  $  954,946  $  843,103 $699,489 $713,446
 Total assets(1).....................   1,176,088   1,118,786  829,968  866,362
 Total homebuilding debt(1)..........     467,153     424,351  325,378  444,469
 Stockholders' equity................     514,189     486,230  381,885  324,679

--------
(1) In May 1999, we completed the sale of our former savings and loan subsidiary. Accordingly, we have accounted for the savings and loan subsidiary as a discontinued operation.

(2) For purposes of calculating this ratio, fixed charges consist of interest cost (interest expense plus capitalized interest), one-third of estimated rent expense as representative of the interest portion of rentals and amortization of debt expense. Earnings consist of earnings (including income distributions from unconsolidated joint ventures) before (a) income taxes, (b) interest expensed, (c) amortization of capitalized interest in cost of sales, (d) income from unconsolidated joint ventures, (e) one-third of estimated rent expense as representative of the interest portion of rentals and amortization of debt expense, (f) discontinued operations and an extraordinary charge from early extinguishment of debt of $1.3 million, net of taxes, in 1998, and (g) a nonrecurring noncash charge of $650,000 in 1999 related to the write down of leasehold improvements.

(3) The following table sets forth the net new orders for May 2001 and April and May 2001, as compared to the same periods for 2000.

                                                                May    April/May
                                                             --------- ---------
                                                             2001 2000 2001 2000
                                                             ---- ---- ---- ----
       Southern California.................................  163  162  388  318
       Northern California.................................   16   50   41  198
                                                             ---  ---  ---  ---
        Total California...................................  179  212  429  516
                                                             ---  ---  ---  ---
       Texas...............................................   47   45  122  119
       Arizona.............................................   94   67  181  155
       Colorado............................................   26   --   61   --
                                                             ---  ---  ---  ---
        Total..............................................  346  324  793  790
                                                             ===  ===  ===  ===

(4) Orders are typically subject to cancellation and may not result in sales.

(5) EBITDA means earnings (including income distributions from unconsolidated joint ventures) before (a) income taxes, (b) interest expensed, (c) amortization of capitalized interest included in cost of sales, (d) depreciation and amortization, (e) income from unconsolidated joint ventures, (f) discontinued operations and an extraordinary charge from early extinguishment of debt of $1.3 million, net of taxes, in 1998 and (g) a nonrecurring noncash charge of $650,000 in 1999 related to the write down of leasehold improvements. EBITDA is a widely accepted financial indicator of a company's availability to service debt. However, EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of operating performance or as a measure of liquidity.

(6) Interest incurred represents interest expensed and interest capitalized into real estate inventories for the applicable periods and excludes interest attributable to discontinued operations.

                                  RISK FACTORS

   An investment in these notes involves a high degree of risk. Before purchasing these notes, you should carefully consider the risk factors set forth below, as well as the other information included in this prospectus supplement, the prospectus and the information incorporated by reference in them.

Our significant amount of debt could harm our financial health and prevent us from fulfilling our obligations under these notes.

   We currently have a significant amount of debt. As of May 31, 2001, after giving effect to this offering, our total consolidated indebtedness would have been approximately $581.0 million (excluding indebtedness relating to our mortgage banking operations and trade payables). In addition, subject to the restrictions in the indenture relating to the notes, we may incur additional indebtedness in the future. Our indebtedness could have important consequences to you, including:

  . limiting our ability to satisfy our obligations with respect to the notes;

  . requiring us to dedicate a substantial portion of our cash flows from operations to payments on our debt;

  . limiting our ability to obtain future financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

  . making us more vulnerable to general adverse economic and industry conditions;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the homebuilding industry; and

  .  putting us at a disadvantage compared to competitors who have less debt.

   Our ability to meet our debt service obligations depends on our future performance. Numerous factors outside of our control, including changes in financial, political and business conditions in the markets in which we do business, affect our operating results. Any adverse changes in these factors could harm our operating results. We cannot assure you that we will be able to generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in amounts sufficient to meet our debt service obligations, including the notes. We may need to refinance all or a portion of our debt, including the notes, or obtain alternative additional financing, to make required debt service payments. We cannot be certain that we could refinance our debt or obtain alternative additional financing on terms that are favorable to us.

   Our credit facility and the indentures governing our other outstanding public debt contain financial covenants. If we fail to comply with any of these covenants, our debt could become due and payable before maturity, which could harm our operations, including our ability to make additional borrowings under our revolving credit facility.

An adverse change in economic conditions or interest rates could affect the demand for homes and reduce our earnings.

   The homebuilding industry is highly cyclical. Changes in world, national and local economic conditions affect our business and markets. In particular, declines in consumer confidence or employment levels in our markets or in stock market valuations may adversely affect the demand for homes and could in turn reduce our sales and earnings.

   Our customers typically finance their home purchase through lenders providing mortgage financing. Increases in interest rates or decreases in the availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs, or the decreased availability of financing, to potential home buyers. Even if some potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. This could reduce our sales and earnings.

We may need additional funds for the growth and development of our business, and if we are unable to obtain these funds, we may not be able to expand our business as planned.

   Our operations require significant amounts of cash, and, while we have no current need for additional funds, we may be required to seek additional capital, whether from sales of equity or by borrowing more money, for the future growth and development of our business or to fund our operations and inventory, particularly in the event of a market downturn. If additional funds are raised through the incurrence of debt, we will incur increased servicing costs and may become subject to additional restrictive financial and other covenants. We can give no assurance as to the terms or availability of additional capital. Moreover, the indentures for our outstanding debt and our revolving credit facility contain provisions that may restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may adversely affect our financial position.

We depend on the California market. Any adverse change in the economic climate of California could harm our sales and earnings.

   Although we have increased our geographic diversification in recent years, we still conduct a significant portion of our business in California. Demand for new homes, and in some instances home prices, have declined from time to time in California particularly as a result of weak economic conditions. During 2001, the San Francisco Bay area has experienced a slowdown in its economy and our order trends in this region have been negatively affected. If the demand for new homes remains depressed in this region, or if home demand declines in one or more of the other markets in which we operate, our earnings may be harmed.

   In recent months, California has experienced state-wide electrical power shortages. These power shortages have resulted in, among other things, rolling blackouts and higher energy prices. Rolling blackouts may continue or worsen into more frequent blackouts or blackouts of longer duration. Higher wholesale electrical power prices have also reportedly threatened the solvency of two of the state's larger utility companies, with one of these utilities filing for protection under federal bankruptcy laws. Continued power shortages and increased prices, as well as the financial insolvency of one or more utility companies, could negatively impact California's economy and in the longer-term cause some businesses to leave California. Power shortages and higher energy prices could become more widespread, particularly within the western states, and potentially affect other markets in which we operate. This could adversely impact the demand for our homes and reduce our sales and earnings.

States, cities and counties in which we operate may adopt slow growth initiatives reducing our ability to build in these areas, which could harm our future sales and earnings.

   Several states, cities and counties in which we operate have in the past approved, or approved for inclusion on their ballot, various "slow growth" or "no growth" initiatives and other ballot measures which could negatively impact the availability of land and building opportunities within those localities. In Arizona and Colorado, state-wide initiatives designed to restrict the areas in which new housing could be built were on the ballot in November 2000, but did not pass. Approval of similar or other slow or no growth measures would reduce our ability to build and sell homes in the affected markets and create additional costs and administration requirements, which in turn could harm our future sales and earnings.

The market value and availability of land may fluctuate significantly which could limit our ability to develop new communities and decrease the value of our land holdings.

   Our success in developing, building and selling homes depends in part upon the continued availability of suitable undeveloped land at acceptable prices. The availability of undeveloped land for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding of land prices and restrictive governmental regulation. Should suitable land opportunities become less available, it could limit our ability to develop new communities, increase land costs and negatively impact our sales and earnings.

   In addition, the risk of owning developed and undeveloped land can be substantial for homebuilders. The market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. In the event of significant changes in economic or market conditions, we may have to write-down land holdings, sell homes at a loss and/or hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market.

The homebuilding industry is highly competitive and, with more limited resources than some of our current and potential competitors, we may not be able to compete effectively.

   The homebuilding industry is highly competitive and fragmented. We compete with numerous other residential construction firms, including large national and regional firms, for customers, undeveloped land, financing, raw materials and skilled labor. We compete for customers primarily on the basis of the location, design, quality and price of our homes and the availability of mortgage financing. Some of our competitors have substantially larger operations and greater financial resources than we do, and as a result may have lower costs of capital, labor and materials than us, and may be able to compete more effectively for land acquisition opportunities. We also compete with the resale of existing homes and rental homes. An oversupply of attractively priced resale or rental homes in the markets in which we operate could adversely affect our ability to sell homes profitably. Our mortgage lending operations are subject to intense competition from other mortgage lenders, many of which are substantially larger and may have a lower cost of funds or effective overhead burden than our lending operations.

Material and labor shortages could delay or increase the cost of home construction and reduce our sales and earnings.

   The residential construction industry has from time to time experienced serious material and labor shortages, including shortages in insulation, drywall, cement and lumber. These labor and material shortages can be more severe during periods of strong demand for housing. Some of these materials, including lumber, cement and drywall in particular, have experienced volatile price swings. Similar shortages and price increases in the future could cause delays in and increase our costs of home construction which in turn would harm our operating results.

We are subject to extensive government regulation which can increase costs and reduce profitability.

   Our homebuilding operations are subject to environmental, building, worker health and safety, zoning and real estate regulations by various federal, state and local authorities. These regulations, which affect all aspects of the homebuilding process, including development, design, construction and sales, can substantially delay or increase the costs of homebuilding activities. In addition, regulations, such as those governing environmental and health matters, may prohibit or severely restrict homebuilding activity in environmentally sensitive regions.

   New housing developments, particularly in California where a significant portion of our business is conducted, may be subject to various assessments for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the effective prices of our homes, which in turn could reduce our sales.

   During the development process, we must obtain the approval of numerous governmental authorities which regulate matters such as:

  .  permitted land uses, levels of density and architectural designs;

  .  the installation of utility services, such as water and waste disposal;
     and

  . the dedication of acreage for open space, parks, schools and other community services.

   The approval process can be lengthy and cause significant delays in the development process. In addition, changes in local circumstances or laws may require additional approvals or modifications to approvals previously obtained, which can result in further delays. Delays in the development process can cause substantial increases to development costs, which in turn could harm our operating results. There can be no assurance that we will be successful in securing approvals for all of the land we currently control.

   Our mortgage banking operations are subject to numerous federal, state and local laws and regulations, including eligibility requirements for participation in federal loan programs. Our title insurance agency subsidiary is subject to applicable insurance laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and claims for monetary damages.

Adverse weather conditions and natural disasters may disrupt and delay construction, which could harm our sales and earnings.

   We are subject to the risks associated with adverse weather conditions and natural disasters which occur in our markets, including:

  .  unusually heavy or prolonged precipitation;

  .  earthquakes;

  .  fires;

  .  floods; and

  .  landslides.

   These conditions can negatively affect our operations by requiring us to delay or halt construction or to perform potentially costly repairs to our projects under construction and unsold homes. In addition, California has periodically experienced drought conditions which result in water conservation measures and sometimes rationing by municipalities in which we do business. Restrictions by governmental agencies on construction activity as a result of limited water supplies could harm our operating results.

We are subject to product liability and warranty claims arising in the ordinary course of business which can be costly.

   As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. These claims are common in the homebuilding industry and can be costly. While we maintain product liability insurance and generally seek to require our subcontractors and design professionals to indemnify us and name us as an additional insured for liabilities arising from their work, there can be no assurance that these indemnities and insurance rights will be adequate to cover all construction defect and warranty claims for which we may be liable. For example, contractual indemnities can be difficult to enforce and certain claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, at certain times in past years the coverage offered by and availability of product liability insurance for construction defects has been limited, and there can be no assurance that adequate insurance at acceptable prices will continue to be available.

If we do not successfully integrate our business operations with those of our recently acquired subsidiary, The Writer Corporation, we will not realize the benefits we expect from the merger.

   If we are not able to effectively integrate the operations, technology and personnel of The Writer Corporation in a timely and efficient manner, then we will not realize the benefits we expect from the merger. In particular, if the integration is not successful:

  . our costs may be higher relative to our revenues than they were before the merger;

  .  the combined company may lose key personnel; and

  . we may not be able to retain or expand The Writer Corporation's market position.

   Integrating the operations of The Writer Corporation may be difficult, time consuming and costly. Among the challenges involved in this integration is demonstrating to our customers and business partners that the merger will not result in an adverse change in product quality, customer service standards or business focus and, training personnel in new operating procedures and implementing a new data processing system. In addition, The Writer Corporation is engaged in locations in which we have not previously had operations, and therefore to successfully integrate the operations, we will need to retain management, key employees, and business partners of The Writer Corporation. The attention and effort devoted to the integration may also significantly divert our management's attention from other important issues.

We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional personnel could adversely effect us.

   Our success is dependent upon the management and the leadership skills of members of our senior management. The loss of any of these individuals or an inability to attract, retain and maintain additional qualified personnel could adversely affect us. There can be no assurance that we will be able to retain our existing senior management personnel or attract additional qualified personnel.

Your right to receive payments under the notes is effectively junior to the existing and future indebtedness of our subsidiaries and our secured indebtedness.

   Our subsidiaries are not guaranteeing the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor. Assuming we had completed this offering on May 31, 2001 and after giving effect to the application of the estimated net proceeds of this offering, the notes would have been effectively junior to approximately $33.6 million of indebtedness of our subsidiaries (excluding indebtedness relating to our mortgage banking operations). Our subsidiaries may be permitted to borrow substantial additional indebtedness in the future under the terms of the indenture.

   Additionally, the notes are unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. Assuming we had completed this offering on May 31, 2001 and after giving effect to the application of the estimated net proceeds of this offering, the notes would have been effectively junior to approximately $281,000 of secured indebtedness. We will be permitted to incur additional secured indebtedness, subject to limitations under the terms of the indenture. See "Description of Notes--Certain Covenants-- Limitations on Liens."

We may be unable to purchase the notes upon a change of control as required by the indenture.

   If a change of control occurs as described in the section "Description of Notes" of this prospectus supplement under the heading "Change of Control," we will have to offer to purchase the notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. We cannot assure you that we will have sufficient funds to purchase the notes upon a change of control. Our inability to purchase the notes upon a change of control would constitute an event of default under the indenture which governs the notes. A change of control may also require us to offer to purchase our other outstanding indebtedness and cause a default under our credit facility. If a purchase were required under the indentures for our debt, we can give no assurance that we would have sufficient funds to pay the purchase price for all debt that we are required to repurchase or repay. The change of control feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to you and our stockholders.

We cannot assure you that an active trading market for the notes will exist if you desire to sell the notes.

   We do not intend to apply for listing of these notes on a securities exchange or the Nasdaq. The underwriter has informed us that it currently intends to make a market in the notes. However, the underwriter is not obligated to do so and may discontinue any market making at any time. The liquidity of the trading market in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the notes or that, if you can sell your notes, you will be able to sell them at an acceptable price.

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from the sale of the notes will be approximately $48.3 million. We intend to use the net proceeds to repay outstanding indebtedness under our unsecured revolving credit facility. Our revolving credit facility currently bears interest at either the bank reference rate or a LIBOR based rate plus 140 basis points (the weighted average interest rate at May 31, 2001 was approximately 5.66%) and matures on July 31, 2004. At May 31, 2001, amounts outstanding under our revolving credit facility totaled $155.0 million. We may reborrow amounts repaid under the revolving credit facility for general corporate purposes, including homebuilding operations, acquisitions and working capital.

                              DESCRIPTION OF NOTES

   The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying prospectus, to which description reference is hereby made. The notes offered hereby are to be issued under an Indenture, dated as of April 1, 1999, as amended by a First Supplemental Indenture, dated as of April 13, 1999 and as further supplemented by a Second Supplemental Indenture dated as of September 5, 2000 (the "Indenture"), between the Company and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture related to the notes.
The Company has filed a copy of the Indenture with the Securities and Exchange Commission. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Holders of the notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

   As used in this "Description of Notes," the term "Company" refers to Standard Pacific Corp. and not any of its subsidiaries. Certain terms used in the following description are defined under "Certain Definitions" below. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

General

   The notes will:

  .  mature on April 1, 2009;

  .  be general unsecured obligations of the Company;

  . rank equally in right of payment with all existing and future general unsecured obligations of the Company; and

  . be limited to $150 million in aggregate principal amount, $100 million of which were issued on April 16, 1999 and the remaining $50 million of which will be issued in this offering.

   References to the "notes" in this "Description of Notes" shall refer to the notes issued on April 16, 1999 and the notes issued in this offering, which will constitute one series under the Indenture.

   Since the operations of the Company are currently conducted in part through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively junior to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary. In such case, the claims of the Company would still be junior to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

   Each note will bear interest at the rate per annum shown on the cover page of this prospectus supplement from April 1, 2001. Interest on the notes will be payable on each April 1 and October 1 (each an "Interest Payment Date"), commencing October 1, 2001, to holders of record at the close of business on the March 15 and September 15 immediately preceding such interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

   The Company may not redeem the notes at its option prior to April 1, 2004. Thereafter, the Company may redeem the notes, at its option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address. Such redemption will be at the following redemption prices plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

                                                                      Redemption
     Year                                                               Price
     ----                                                             ----------
     2004............................................................  104.250%
     2005............................................................  102.833%
     2006............................................................  101.417%
     2007 and thereafter.............................................  100.000%

   The prices are expressed in percentages of principal amount. If less than all of the notes are to be redeemed, the Trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

Change of Control

   Upon the occurrence of a Change of Control, each holder shall have the right to require that the Company repurchase all or a portion of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the provisions of the next paragraph.

   Within 30 days following any Change of Control, the Company shall mail a notice to each holder with a copy to the Trustee stating:

  . that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount outstanding at the repurchase date plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

  . the circumstances and relevant facts and relevant financial information regarding such Change of Control;

  . the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  . the instructions determined by the Company, consistent with the covenant described hereunder, that a holder must follow in order to have its notes repurchased.

   The Company shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

   Upon the occurrence of a change of control (which term is defined broadly under the Bank Credit Facility), the agent under the Bank Credit Facility may declare an event of default under the Bank Credit Facility and any amounts owed thereunder would be due and payable. The occurrence of a Change of Control will also constitute a change of control under the indenture governing the Outstanding Notes, providing each holder of Outstanding Notes, these notes and the 9 1/2% notes due 2010 the right to require the Company to repurchase such notes. Future Indebtedness of the Company may also contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any repurchases required in connection with a Change of Control. The Company's failure to purchase the notes in connection with a Change in Control would result in a default under the Indenture which could, in turn, constitute a default under other Indebtedness.

Certain Covenants

 Limitation on Additional Indebtedness

   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness unless, after giving effect thereto, either:

  . the ratio of Indebtedness of the Company and the Restricted Subsidiaries (excluding, for purposes of this calculation only, (A) purchase money mortgages that are Non-Recourse Indebtedness, and (B) Indebtedness Incurred under letters of credit, escrow agreements and surety bonds obtained in the ordinary course of business), to Consolidated Tangible Net Worth of the Company is less than 2.25 to 1; or

  .  the Consolidated Coverage Ratio exceeds 2.0 to 1.

   Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may Incur:

  (1) Indebtedness under one or more Bank Credit Facilities in an amount not in excess of $400 million;

  (2) purchase money mortgages that are Non-Recourse Indebtedness;

  (3) obligations Incurred under letters of credit, escrow agreements and surety bonds in the ordinary course of business;

  (4) Indebtedness Incurred under a Warehouse Facility, provided that the amount of such Indebtedness (excluding funding drafts issued thereunder) outstanding at any time pursuant to this clause may not exceed 98% of the value of the Mortgages pledged to secure Indebtedness thereunder; and

  (5) Indebtedness Incurred solely for the purpose of refinancing or repaying any existing Indebtedness so long as:

      (A) the principal amount of such new Indebtedness does not exceed the principal amount of the existing Indebtedness refinanced or repaid (plus the premiums or other payments required to be paid in connection with such refinancing or repayment and the expenses incurred in connection therewith);

      (B) the maturity of such new Indebtedness is not earlier than that of the existing Indebtedness to be refinanced or repaid;

      (C) such new Indebtedness, determined as of the date of Incurrence, has an Average Life at least equal to the remaining Average Life of the Indebtedness to be refinanced or repaid;

      (D) the new Indebtedness ranks equally with or is junior to the Indebtedness being refinanced or repaid; and

      (E) the existing and new Indebtedness are obligations of the same entity.

   The Company and its Subsidiaries will retain the ability to incur significant additional borrowings irrespective of the limitations set forth above.

 Limitations on Liens

   The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue, assume, guarantee or suffer to exist any Indebtedness secured by any mortgage, pledge, lien or other encumbrance of any nature (herein collectively referred to as a "lien" or "liens") upon any property of the Company or any Restricted Subsidiary, or on any shares of stock of any Restricted Subsidiary, without in any such case effectively providing that the notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary ranking equally with the notes) shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to:

  (1)  liens existing on December 31, 1998;

  (2) pledges, guarantees and deposits under workers' compensation laws, unemployment insurance laws or similar legislation, good faith deposits under bids, tenders or contracts, deposits to secure public or statutory obligations or appeal or similar bonds, and liens created by special assessment districts used to finance infrastructure improvements;

  (3) liens existing on property or assets of any entity on the date on which it becomes a Restricted Subsidiary, which secured Indebtedness is not Incurred in contemplation of such entity becoming a Restricted Subsidiary;

  (4)  liens on or leases of model home units;

  (5) Capitalized Lease Obligations entered into in the ordinary course of business in amounts not in excess of $10 million in the aggregate;

  (6)  the replacement of any of the items set forth in clauses (1) through
       (5) above, provided that:

       (A) the principal amount of the Indebtedness secured by liens shall not be increased;

       (B) such Indebtedness, determined as of the date of Incurrence, has an Average Life at least equal to the remaining Average Life of the Indebtedness to be refinanced;

       (C) the maturity of such Indebtedness is not earlier than that of the Indebtedness to be refinanced; and

       (D) the liens shall be limited to the property or part thereof which secured the lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property;

  (7) liens on property acquired, constructed or improved by the Company or any Restricted Subsidiary, which liens are either existing at the time of such acquisition or at the time of completion of construction or improvement or created within 120 days after such acquisition, completion or improvement, to secure Indebtedness Incurred or assumed to finance all or part of such property, including any increase in the principal amount of such Indebtedness and any extension of the repayment schedule and maturity of such Indebtedness Incurred or entered into in the ordinary course of business;

  (8) liens or priorities incurred in the ordinary course of business, such as laborers', employees', carriers', mechanics', vendors', and landlords' liens or priorities;

  (9)  liens for certain taxes and certain survey and title exceptions;

  (10) liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceeding for review and with respect to which it has secured a stay of execution pending such appeal or proceeding for review;

  (11) liens on property owned by any Homebuilding Joint Venture;

  (12) liens securing a Warehouse Facility, provided that such liens shall not extend to any assets other than the mortgages, promissory notes and other collateral that secures mortgage loans made by the Company or any of its Restricted Subsidiaries; and

  (13) liens which would otherwise be subject to the foregoing restrictions which, when the Indebtedness relating to those liens is added to all other then outstanding Indebtedness of the Company and the Restricted Subsidiaries secured by liens and not listed in clauses (1) through
       (12) above, does not exceed $50 million.

 Limitation on Restricted Payments

   The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, directly or indirectly:

  (1) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or otherwise acquire or retire for value, any Capital Stock of the Company other than through the issuance solely of the Company's own Capital Stock (other than Disqualified Stock), or rights thereto;

  (2) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value prior to scheduled principal payments or maturity, Indebtedness of the Company or any Restricted Subsidiary which is expressly subordinated in right of payment to the notes (other than Indebtedness Incurred after the issuance of the notes provided that such repayment, redemption, repurchase, defeasance or other retirement is made substantially concurrent with the receipt of proceeds from the Incurrence of Indebtedness that by its terms is both subordinated in right of payment to the notes and matures, by sinking fund or otherwise, after April 1, 2009); or

  (3) make any Restricted Investment;

  (such payments or any other actions described in (1), (2) and (3), being referred to herein collectively as, "Restricted Payments") unless:

      (A) at the time of, and after giving effect to, the proposed Restricted Payment, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing;

      (B) the Company is able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "--Limitation on Additional Indebtedness"; and

      (C) at the time of, and after giving effect thereto, the sum of the aggregate amount expended (or with respect to guaranties or similar arrangements the amount then guaranteed) for all such Restricted Payments (the amount expended for such purposes, if other than in cash, to be determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee) subsequent to June 30, 1997 shall not exceed the sum of:

           (I) 50% of the aggregate Consolidated Net Income (or, in case such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis subsequent to June 30, 1997; plus

           (II) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee), received by the Company from the issuance or sale, after the Original Issue Date, of Capital Stock (other than Disqualified Stock) of the Company, including Capital Stock (other than Disqualified Stock) of the Company issued subsequent to the Original Issue Date upon the conversion of Indebtedness of the Company initially issued for cash; plus

           (III) 100% of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary, Homebuilding Joint Venture or any other person in which the Company (or any Restricted Subsidiary), directly or indirectly, has an ownership interest but less than a 100% ownership interest to the extent that such dividends or distributions do not exceed the amount of loans, advances or capital contributions made to any such entity or person subsequent to the Original Issue Date and included in the calculation or Restricted Payments; plus

           (IV)  $40 million.

   The foregoing shall not prevent:

  . the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration the making of such payment would have complied with the provisions of this limitation on dividends; provided, however, that such dividend shall be included in future calculations of Restricted Payments;

  . the retirement of any shares of the Company's Capital Stock by exchange for, or out of proceeds of the substantially concurrent sale of, other shares of its Capital Stock (other than Disqualified Stock); provided, however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under clause (C)(II) of the immediately preceding paragraph;

  . the redemption, repayment, repurchase, defeasance or other retirement of Indebtedness with proceeds received from the substantially concurrent sale of shares of the Company's Capital Stock (other than Disqualified Stock); provided, however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under clause
     (C)(II) of the immediately preceding paragraph; or

  . any investment or investments in Savings by the Company or any of its Restricted Subsidiaries for the purpose of causing Savings to comply with any regulatory agreements existing on the Original Issue Date or with any applicable law, rule, regulation, official interpretation of law, rule or regulation or official directive which governs the capital maintenance, net worth or similar regulatory requirements applicable to Savings.

 Limitation on Asset Sales

   The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make an Asset Disposition, other than for fair market value and in the ordinary course of business, with an aggregate net book value as of the end of the immediately preceding fiscal quarter greater than 10% of the Company's total consolidated assets as of that date unless:

  (1) the consideration received by the Company (or a Restricted Subsidiary, as the case may be) for such disposition consists of at least 70% cash; provided, however, that the amount of any liabilities assumed by the transferee and any notes or other Obligations received by the Company or a Restricted Subsidiary which are immediately converted into cash shall be deemed to be cash; and

  (2) the Company shall within one year after the date of such sale or sales, apply the net proceeds from such sale or sales in excess of an amount equal to 10% of the Company's total consolidated assets to:

      (A) a purchase of or an Investment in Additional Assets (other than cash or cash equivalents);

      (B) repayments of indebtedness of the Company which ranks equally with the notes; and/or

      (C) make an offer to acquire all or part of the notes (or indebtedness of the Company which ranks equally with the notes) at a purchase price equal to the principal amount thereof plus accrued and unpaid interest thereon to the purchase date.

   Any such offer to acquire notes will be mailed not less than 30 days nor more than 60 days prior to the proposed date of purchase to each holder at its last registered address. The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described above by virtue thereof. If an offer hereunder is oversubscribed, the Company shall acquire notes on a pro rata basis or by lot or in such other manner as the Trustee shall deem fair and appropriate.

 Transactions with Affiliates

   The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof:

  (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a person who is not such an Affiliate; and

  (2) if such Affiliate Transaction (or series of related Affiliate Transactions) involve aggregate payments in an amount in excess of $10 million in any one year:

      (A) are set forth in writing; and

      (B) have been approved by a majority of the disinterested members of the Board of Directors.

   The provisions of the foregoing paragraph shall not prohibit:

  . any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments" above;

  . any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors or a committee thereof;

  . the grant of stock options or similar rights to employees and directors of the Company in the ordinary course of business and pursuant to plans approved by the Board of Directors or a committee thereof;

  . loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries;

  . fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary in the ordinary course of business; or

  . any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

 Limitation on Payment Restrictions Affecting Restricted Subsidiaries

   The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted
Subsidiary:

  (1) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company;

  (2)  to make any loans or advances to the Company; or

  (3)  transfer any of its property or assets to the Company;

   except for:

    (A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Original Issue Date;

    (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary which was entered into on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

    (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant (or effecting a Refinancing of such Refinancing Indebtedness pursuant to this clause (C)) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

    (D) any such encumbrance or restriction consisting of customary contractual non-assignment provisions to the extent such provisions restrict the transfer of rights, duties or obligations under such contract;

    (E) in the case of clause (3) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

    (F) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

    (G)  any restriction imposed by applicable law.

 Restricted and Unrestricted Subsidiaries

   The Company will not permit any Restricted Subsidiary to be designated as an Unrestricted Subsidiary unless the Company and its Restricted Subsidiaries would thereafter be permitted to

  . incur at least $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "--Limitation on Additional Indebtedness" above; and

  . make a Restricted Payment of at least $1.00 pursuant to the first paragraph of the covenant described under "--Limitation on Restricted Payments" above.

   The Company will not permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless such Subsidiary has outstanding no Indebtedness except such Indebtedness as the Company could permit it to become liable for immediately after becoming a Restricted Subsidiary under the provisions of the covenant described under "--Limitation on Additional Indebtedness" above.

   The Company will not permit Standard Pacific of Texas, Inc., Standard Pacific of Arizona, Inc. or Standard Pacific Construction, Inc. to be designated as an Unrestricted Subsidiary or permit the assets of the Company or any Subsidiary employed in homebuilding operations to be transferred to an Unrestricted Subsidiary, except in amounts permitted under the limitation on Restricted Payments.

Mergers and Sales of Assets by the Company

   The Indenture provides that the Company may not consolidate with, merge into or transfer all or substantially all of its assets to another person unless:

  . such person (if other than the Company) is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Indenture and the notes;

  . immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

  . the Consolidated Net Worth of the obligor of the notes immediately after such transaction (exclusive of any adjustments to Consolidated Net Worth relating to transaction costs and accounting adjustments resulting from such transaction) is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

  . the surviving corporation would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "--Certain Covenants--Limitation on Additional Indebtedness" above.

Events of Default

   The Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, with respect to the notes, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the principal amount of the notes to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the notes may rescind such a declaration.

   Under the Indenture, an Event of Default is defined as, with respect to the notes, any of the following:

  .  default in payment of the principal of any note;

  . default in payment of any interest on any note when due, continuing for 30 days;

  . failure by the Company to comply with its other agreements in the notes or the Indenture for the benefit of the holders of the notes upon the receipt by the Company of notice of such Default by the Trustee or the holders of at least 25% in aggregate principal amount of the notes and (except in the case of a default with respect to the covenants described in "--Mergers and Sales of Assets by the Company") the Company's failure to cure such Default within 60 days after receipt by the Company of such notice;

  .  certain events of bankruptcy or insolvency;

  . default under any mortgage, indenture (including the Indenture) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $20 million or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than Non-Recourse Indebtedness) in the aggregate of $20 million or more becoming or being declared due and payable before it would otherwise become due and payable; and

  . entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $5 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding.

   The Trustee shall give notice to holders of the notes of any continuing Default or Event of Default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice, as to any Default or Event of Default other than a payment Default or a payment Event of Default, if it determines in good faith that withholding the notice is in the interests of the holders.

   The holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes, provided that such directions shall not be in conflict with any law or the Indenture and are subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. No holder of notes will have any right to pursue any remedy with respect to the Indenture or the notes, unless:

  . such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the notes;

  . the holders of at least a majority in aggregate principal amount of the notes shall have made a written request to the Trustee to pursue such remedy;

  . such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee;

  . the Trustee shall have failed to comply with the request within 60 days after receipt of such request; and

  . the holders of a majority in aggregate principal amount of the notes have not given the Trustee a direction inconsistent with such request.

   Notwithstanding the foregoing, the right of any holder of any note to receive payment of the principal of and interest in respect of such note on the stated maturity expressed in such note or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the notes may waive an existing Default or Event of Default with respect to the notes and its consequences, other than:

  . any Default or Event of Default in any payment of the principal of or interest on any note or

  . any Default or Event of Default in respect of certain covenant or provisions in the Indenture which may not be modified without the consent of the holder of each note as described in "Modification and Waiver" below.

Modification and Waiver

   The Company and the Trustee may execute a supplemental indenture without the consent of the holders of the notes:

  . to add to the covenants, agreements and obligations of the Company for the benefit of the holders of all the notes or to surrender any right or power conferred in the Indenture upon the Company;

  . to evidence the succession of another corporation to the Company and the assumption by it of the obligations of the Company under the Indenture and the notes;

  . to establish the form or terms of the notes as permitted by Section 2.01 or 9.01(4) of the Indenture;

  . to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the notes and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

  . to provide that specific provisions of the Indenture shall not apply to a series of securities not previously issued;

  . to provide for uncertificated securities in addition to or in place of certificated securities;

  .  to cure any ambiguity, omission, defect or inconsistency;

  .  to secure the notes; or

  . to make any other change that does not adversely affect the rights of any holder.

   With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, the Company and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to the notes or modify in any manner the rights of the holders of the notes, provided that no such supplemental indenture will, without the consent of the holder of each such note affected thereby:

  . reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

  . reduce the rate of or change the time for payment of interest, including default interest, on any note;

  . reduce the principal of or change the fixed maturity of any note or alter the provisions (including related definitions) with respect to redemptions described under "Optional Redemption" or with respect to mandatory offers to repurchase notes described under "Limitations on Asset Sales" or "Change of Control";

  . make any note payable in money or at a place other than that stated in the note;

  . make any change in the "Waiver of Existing Defaults," "Rights of Holders to Receive Payment" or the "With Consent of Holders" sections set forth in the Indenture;

  .  adversely modify the ranking or priority of the notes; or

  . waive a continuing Default or Event of Default in the payment of principal of or interest on the notes.

   Holders of not less than a majority in principal amount of the outstanding notes may waive certain past Defaults or Events of Default and may waive compliance by the Company with certain of the restrictive covenants described above with respect to the notes.

The Trustee

   The Trustee is Bank One Trust Company, NA. (as successor in interest to The First National Bank of Chicago). The Trustee will be permitted to engage in certain transactions with the Company and its subsidiaries; provided, however, if the Trustee acquires any conflicting interest, it must eliminate such conflict or resign upon the occurrence of an Event of Default.

Reports to Holders of the Notes

   So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the notes, it will nonetheless continue to furnish information under Section 13 or 15(d) of the Exchange Act to the Commission and the Trustee as if it were subject to such periodic reporting requirements.

Certain Definitions

   Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Additional Assets" means

  . any property or assets (other than Indebtedness and Capital Stock) in a Related Business; or

  . the Capital Stock of a person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided, however, that any such Restricted Subsidiary is primarily engaged in a Related Business.

   For purposes of this definition, "Related Business" means any business related, ancillary or complementary (as defined in good faith by the Board of Directors) to the business of the Company and the Restricted Subsidiaries on the Original Issue Date.

   "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders);

  (2) all or substantially all the assets of any division, business segment or comparable line of business of the Company or any Restricted Subsidiary; or

  (3) any other assets of the Company or any Restricted Subsidiary having a fair market value (as determined in good faith by the Board of Directors) in excess of $250,000 disposed of in a single transaction or series of related transactions outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (1), (2) and (3) above, a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary).

   "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  . the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such Indebtedness of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such Indebtedness multiplied by the amount of such principal payment by

  .  the sum of all such principal payments.

   "Bank Credit Facility" means the Revolving Credit Facility, any other bank credit agreement or credit facility entered into in the future by the Company or any Restricted Subsidiary and any other agreement (including all related ancillary agreements) pursuant to which any of the Indebtedness, Obligations, commitments, costs, expenses, fees, reimbursements and other indemnities payable or owing under the Revolving Credit Facility or any other bank credit agreement or credit facility (or under any subsequent Bank Credit Facility) may be refinanced, restructured, renewed, extended, refunded, replaced or increased, as any such Revolving Credit Facility, bank credit agreement, credit facility or other agreement may from time to time at the option of the parties thereto be amended, renewed, supplemented or otherwise modified.

   "Capitalized Lease Obligations" means any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles.

   "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

   "Change of Control" means the occurrence of any of the following events:

  . any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

  . during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

  . the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company to another person, other than any such sale to one or more Restricted Subsidiaries, and in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be.

   "Consolidated Coverage Ratio" with respect to the Company as of any date of determination means the ratio of the Company's EBITDA to its Consolidated Interest Incurred for the four fiscal quarters ending immediately prior to the date of determination. Notwithstanding clause (2) of the definition of Consolidated Net Income, if the Indebtedness which is being Incurred is Incurred in connection with an acquisition by the Company or a Restricted Subsidiary, the Consolidated Coverage Ratio shall be determined after giving effect to both the Consolidated Interest Incurred related to the Incurrence of such Indebtedness and the EBITDA as if the acquisition had occurred at the beginning of the four fiscal quarter period

  .  of the person becoming a Restricted Subsidiary or

  . in the case of an acquisition of assets that constitute substantially all of an operating unit or business, relating to the assets being acquired by the Company or a Restricted Subsidiary.

   "Consolidated Interest Expense" of the Company means, for any period, the aggregate amount of interest which, in accordance with generally accepted accounting principles as in effect on the Original Issue Date, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to mortgage banking operations, plus the product of

  .  cash dividends paid on any Preferred Stock of the Company, times

  . a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

   "Consolidated Interest Incurred" of the Company means, for any period,

  (1) the aggregate amount of interest which, in accordance with generally accepted accounting principles as in effect on the Original Issue Date, would be included on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis, whether expensed directly, or included as a component of cost of goods sold, or allocated to joint ventures or otherwise (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of discount or premium, if any, and all other non-cash interest expense), excluding interest expense related to mortgage banking operations, plus or minus, without duplication;

  (2) the difference between capitalized interest for such period and the interest component of cost of goods sold for such period; plus

  (3) the product of:

      (A) cash dividends paid on any Preferred Stock of the Company times

      (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective aggregate federal, state and local tax rate of the Company, expressed as a decimal.

   "Consolidated Net Income" for any period, means the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles as in effect on the Original Issue Date, provided that:

  (1) the Net Income of any person in which the Company or any Restricted Subsidiary has a joint interest with a third party (other than an Unrestricted Subsidiary) shall be included only to the extent of the lesser of:

      (A) the amount of dividends or distributions actually paid to the Company or a Restricted Subsidiary; or

      (B) the Company's direct or indirect proportionate interest in the Net Income of such person, provided that, so long as the Company or a Restricted Subsidiary has an unqualified legal right to require the payment of a dividend or distribution, Net Income shall be determined solely pursuant to this clause (B);

  (2) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

  (3) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions (the fair value of which, if other than in cash, to be determined by the Board of Directors, in good faith) by such Subsidiary to the Company or to any of its consolidated Restricted Subsidiaries; and

  (4) the Net Income of any Unrestricted Subsidiary, any Homebuilding Joint Venture or any other person in which the Company or any Restricted Subsidiary has a joint interest with a third party that is not existing on December 31, 1998 shall be included only to the extent that the aggregate amount of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) by such Subsidiary or Homebuilding Joint Venture to the Company or to any of its consolidated Restricted Subsidiaries exceeds the aggregate amount of unpaid loans or advances and unreturned capital contributions made by the Company or any Restricted Subsidiary in or to such Subsidiary or Homebuilding Joint Venture.

   "Consolidated Net Worth" of the Company means consolidated stockholders' equity less any increase in stockholders' equity of each of the Unrestricted Subsidiaries subsequent to December 31, 1998 attributable to the Company or any of its Restricted Subsidiaries, as determined in accordance with generally accepted accounting principles as in effect on the Original Issue Date.

   "Consolidated Tangible Net Worth" with respect to the Company means the consolidated stockholders' equity of the Company, as determined in accordance with generally accepted accounting principles as in effect on the date of the issuance of the notes, less:

  (1) that portion of any increase of each of the Unrestricted Subsidiaries' stockholders' equity subsequent to December 31, 1998 attributable to the Company or any of its Restricted Subsidiaries, as determined in accordance with generally accepted accounting principles as in effect on the Original Issue Date; and

  (2) the Intangible Assets of the Company and the Restricted Subsidiaries. "Intangible Assets" means the amount (to the extent reflected in determining consolidated stockholders' equity) of:

      (A) all write-ups (other than write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by the Company or any Restricted Subsidiary; and

      (B) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Disqualified Stock" means, with respect to any person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

  . matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

  . is convertible or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock; or

  . is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to April 1, 2010.

   Notwithstanding the foregoing, "Disqualified Stock" shall not include Capital Stock which is redeemable solely pursuant to a change in control provision that does not (A) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change of Control and (B) require the Company to pay the redemption price therefor prior to the repurchase date specified under "--Change of Control" above.

   "EBITDA" of the Company for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

  .  income tax expense;

  .  depreciation expense;

  .  amortization expense; and

  . all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments in the future and for which an accrual or reserve is, or is required by generally accepted accounting principals as in effect on the date of issuance of the notes to be, made), less all non-cash items increasing Consolidated Net Income, in each case for such period.

   Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

   "Hedging Obligations" of any person means the net obligations of such person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement to which such person is a party or a beneficiary.

   "Homebuilding Joint Venture" means:

  .  any Unrestricted Subsidiary; and

  . any person in which the Company or any of its Subsidiaries has an ownership interest but less than a 100% ownership interest that, in each case, was formed for and is engaged in homebuilding operations.

   "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" when used as a noun shall have a correlative meaning.

   "Indebtedness" means on any date of determination (without duplication),

  (1)  the principal of and premium (if any) in respect of:

       (A) indebtedness of such person for money borrowed; and

       (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

  (2)  all Capitalized Lease Obligations of such person;

  (3) all obligations of such person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding accounts payable and accrued expenses arising in the ordinary course of business and which are not more than 90 days past due and not in dispute) which would appear as a liability on a balance sheet of a person prepared on a consolidated basis in accordance with generally accepted accounting principles, which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired person assumed in connection with an acquisition of such person, such obligations would constitute Indebtedness of such person);

  (4) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

  (5) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (6) all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

  (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

  (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

   The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency, other than a contingency solely within the control of such person, giving rise to the obligation, of any contingent obligations as described above at such date. However, the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with generally accepted accounting principles.

   "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

   "Investment" in any person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such person.

   "Mortgage" means a first priority mortgage or first priority deed of trust on improved real property.

   "Net Income" of any person means the net income (loss) of such person, determined in accordance with generally accepted accounting principles as in effect on the Original Issue Date; excluding, however, from the determination of Net Income all gains (to the extent that they exceed all losses) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale leaseback transactions) of any real property or equipment of such person, which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of such person or its subsidiaries owned by such person.

   "Non-Recourse Indebtedness" means Indebtedness or other obligations secured by a lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company or any Subsidiary (other than the Subsidiary which holds title to such property) for any deficiency.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Original Issue Date" means the date of the original issue of the notes pursuant to the Indenture.

   "Outstanding Notes" means the Company's 8% Senior Notes due 2008 in the original aggregate principal amount of $100,000,000 and the Company's 8 1/2% Senior Notes due 2007 in the original aggregate principal amount of $100,000,000.

   "Person" means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

   "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "Refinance" means, in respect of Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinancing" shall have a correlative meaning.

   "Restricted Investment" means any loan, advance, capital contribution or transfer (including by way of guaranty or other similar arrangement) in or to any Unrestricted Subsidiary, Homebuilding Joint Venture or any person in which the Company, directly or indirectly, has an ownership interest but less than 100% ownership interest; provided, however, that loans, advances, capital contributions or transfers (including by way of guaranty or other similar arrangement) to a Homebuilding Joint Venture shall be counted as a Restricted Investment only to the extent that the aggregate at any one time outstanding of all such amounts expended (or with respect to guaranties or similar arrangements the amounts then guaranteed) exceed, subsequent to December 31, 1996, $25 million for any one Homebuilding Joint Venture or $100 million in the aggregate for all Homebuilding Joint Ventures. Restricted Investment shall include the fair market value of the net assets of any Restricted Subsidiary that at any time is designated an Unrestricted Subsidiary. Any property transferred to an Unrestricted Subsidiary, and the net assets of a Restricted Subsidiary that is designated an Unrestricted Subsidiary, shall be valued at fair market value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith.

   "Restricted Subsidiary" means any Wholly Owned Subsidiary that has not been designated an Unrestricted Subsidiary.

   "Revolving Credit Facility" means that certain Amended and Restated Credit Agreement (the "Credit Agreement") dated as of July 28, 1998 between the Company, Bank of America National Trust and Savings Association, The First National Bank of Chicago, Credit Lyonnais Los Angeles Branch, and certain other parties and the other Loan Documents (as defined in the Credit Agreement) or other analogous documents entered into in connection with any refinancing thereof, as any of the foregoing has been or may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) and to add any Subsidiary as additional direct obligors thereunder.

   "Savings" means Standard Pacific Savings, F.A., the Company's wholly owned savings and loan subsidiary.

   "Subsidiary" means a corporation, a majority of the capital stock with voting power to elect directors of which is directly or indirectly owned by the Company and its Subsidiaries, or any person in which the Company and its Subsidiaries has at least a majority ownership interest.

   "Unrestricted Subsidiary" means

  . any Subsidiary in which the Company, directly or indirectly, has less than a 100% ownership interest,

  . any Wholly Owned Subsidiary which, in accordance with the provisions of the Indenture, has been designated in a resolution adopted by the Board of Directors of the Company as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with the provisions of the Indenture, be designated by a resolution of the Company as a Restricted Subsidiary; and

  . any Wholly Owned Subsidiary a majority of the voting stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries.

   At the date of issuance of the notes, the Company will have designated Family Lending Services, Savings, Standard Pacific Financing Inc. and Standard Pacific Financing L.P. as Unrestricted Subsidiaries.

   "Voting Stock", with respect to any person, means securities of any class of Capital Stock of such person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such person.

   "Warehouse Facility" means any bank credit agreement or credit facility entered into to finance the making of Mortgage loans originated by the Company or any of its Subsidiaries.

   "Wholly Owned Subsidiary" means a Subsidiary, all of the capital stock (whether or not voting, but exclusive of directors' qualifying shares) of which is owned by the Company or a Wholly Owned Subsidiary.

Book-Entry, Delivery and Form

   The notes initially will be represented by one or more notes in registered global form (the "Global Notes"). The Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder"). DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

   DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, securities brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

   The Company expects that pursuant to procedures established by DTC:

  . upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

  . ownership of beneficial interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants.

   The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Notes will be limited to such extent.

   Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or through Indirect Participants.

   So long as the Global Note Holder is the registered owner of the Global Notes, the Global Note Holder will be considered the sole holder of outstanding notes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such beneficial ownership interests.

   Payments in respect of the principal of, premium, if any, and interest on any Global Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in the

Global Notes (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

   A Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC. A Global Note is exchangeable for notes in definitive form only if:

  . the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days; or

  . the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the Indenture. In either instance, upon surrender by the relevant Global Note Holder of its Global Note, notes in definitive form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related notes.

   Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the owners of beneficial interests in the Global Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

   The Indenture will require that payments in respect of the notes represented by the Global Note (including principal, premium, if any, and interest) be made in same-day funds.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated June 6, 2001, we have agreed to sell to Credit Suisse First Boston Corporation all of the notes. The underwriting agreement provides that the underwriter is obligated to purchase all of the notes if any are purchased.

   The underwriter proposes to offer the notes initially at the public offering price on the cover page of the prospectus supplement. After the initial public offering, the underwriter may change the public offering price and concession and discount to broker/dealers.

   We estimate that our out of pocket expenses in this offering will be approximately $300,000, excluding the underwriting discount.

   The underwriter has advised us that it intends to make a secondary market for the notes. However, it is not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

   We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, or contribute to payments which the underwriter may be required to make in that respect.

   In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions and covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriter of notes in excess of the principal amount of the notes the underwriter is obligated to purchase, which creates a short position.

  . Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

   We expect that delivery of the notes, in book entry form, will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

   By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   Any of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under the relevant Canadian legislation.

                                 LEGAL MATTERS

   Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion about the validity of the notes. Robert K. Montgomery who is a partner of Gibson, Dunn & Crutcher LLP, and members of his family, as of the date of this prospectus supplement, hold 30,000 shares of Standard Pacific common stock. Certain legal matters will be passed upon for the underwriter by O'Melveny & Myers LLP, Los Angeles, California.

                         HOW TO OBTAIN MORE INFORMATION

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents.
The information incorporated by reference is considered to be part of this prospectus supplement, and information in documents that we file later with the Securities and Exchange Commission will automatically update and supersede information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

  .  Our Annual Report on Form 10-K for the year ended December 31, 2000;

  .  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  . Our Proxy Statement filed pursuant to Section 14(a) of the Exchange Act on March 30, 2001; and

  . The description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959) and any amendments or reports filed for the purpose of updating such description.

   We will provide copies of these documents, other than exhibits, free of charge, to any person who received this prospectus supplement. To request a copy, you should contact Clay A. Halvorsen, Secretary, Standard Pacific Corp., 15326 Alton Parkway, Irvine, California 92618, telephone number (949) 789-1600.

PROSPECTUS
----------

                                  $425,000,000

                             STANDARD PACIFIC CORP.

                       Debt Securities, Preferred Stock,
                           Common Stock and Warrants

                               ----------------

   This prospectus provides a general description of the debt securities, preferred stock, common stock and warrants we may offer from time to time. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

   The aggregate initial offering price of all securities sold under this prospectus will not exceed $425,000,000. Of these securities, the selling security holders named in this prospectus may sell up to 1,500,000 shares of our common stock.

   Our common stock is listed on the New York Stock Exchange under the symbol "SPF."

   Investing in our securities involves a high degree of risk. See "Risk Factors" or "Certain Factors Affecting Our Operations" contained in the "Business" section of our filings with the SEC and the applicable prospectus supplement.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------


                The date of this prospectus is January 16, 2001.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About This Prospectus.....................................................   2
The Company...............................................................   3
Use of Proceeds...........................................................   3
Ratio of Earnings to Fixed Charges........................................   3
Description of Debt Securities............................................   4
Description of Warrants...................................................   8
Selling Security Holders..................................................  10
Plan of Distribution......................................................  11
Where You Can Find More Information.......................................  13
Incorporation of Certain Documents by Reference...........................  13
Forward-Looking Statements................................................  15
Experts................................. .................................  15
Legal Matters.............................................................  15

                               ----------------

   We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. The aggregate offering prices of all securities that may be sold under this prospectus will not exceed $425,000,000. Of that amount, we may sell any combination of the securities described in this prospectus from time to time up to a total dollar amount of $392,328,125. In addition, the selling security holders named in this prospectus may sell up to 1,500,000 shares of our common stock.

   The types of securities that we may offer and sell from time to time by this prospectus are:

  . debt securities, which may include guarantees of the debt securities by some or all of our subsidiaries;

  .  preferred stock;

  .  common stock; and

  . warrants entitling the holders to purchase common stock, preferred stock or debt securities.

   We may sell these securities either separately or in units. We may issue debt securities convertible into shares of our common stock or preferred stock. The preferred stock issued may also be convertible into shares of our common stock or another series of preferred stock.

   This prospectus provides a general description of the securities that may be offered. Each time we or the selling security holders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information:

  . the type and amount of securities that we or any selling security holders propose to sell;

  .  the initial public offering price of the securities;

  . the names of any underwriters or agents through or to which we or the selling security holders will sell the securities;

  .  any compensation of those underwriters or agents; and

  . information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

   In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

                                  THE COMPANY

   We design, construct and sell high quality, single-family homes designed principally for a broad range of move-up home buyers. For over 30 years, we have been a leading builder in California. We also have well-established operations in Texas, entered the Phoenix, Arizona market in the third quarter of 1998 by acquiring an existing homebuilding operation, and in the third quarter of 2000 expanded into Colorado by acquiring The Writer Corporation. Our business is geographically diversified, with operations in: Orange, Los Angeles, Riverside, San Bernardino, San Diego and Ventura Counties in Southern California; the San Francisco Bay area of Northern California; the Dallas, Houston and Austin markets in Texas; the Phoenix metropolitan area in Arizona; and the Denver metropolitan and Ft. Collins/Northern Colorado markets in Colorado. We also provide mortgage financing and title services to our homebuyers through our subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial and SPH Title.

   Our principal executive offices are located at 15326 Alton Parkway, Irvine, California 92618, and our telephone number is (949) 789-1600.

                                USE OF PROCEEDS

   We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include the acquisition, development and construction of new residential properties, the acquisition of companies or operations in homebuilding and related businesses, or the repayment of existing indebtedness, or for any other purposes that may be described in an accompanying prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by selling security holders.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                               Nine Months
                                  Ended
                              September 30,      Year Ended December 31,
                              ------------- ----------------------------------
                               2000   1999   1999   1998   1997   1996   1995
                              ------ ------ ------ ------ ------ ------ ------
Ratio of earnings to fixed
 charges..................... 4.12 x 3.74 x 4.06 x 3.71 x 3.86 x 2.38 x 1.95 x

------------------------
For purposes of calculating this ratio:

  . fixed charges consist of interest cost (interest expense plus capitalized interest), one-third of estimated rent expense as representative of the interest portion of rentals and amortization of debt expense; and

  . earnings consist of income (including income distributions from unconsolidated joint ventures) before (1) income taxes, (2) interest expensed, (3) amortization of capitalized interest in cost of sales,
     (4) income from unconsolidated joint ventures, (5) nonrecurring noncash charges of approximately $650,000 in 1999 related to the write down of leasehold improvements, and $46.5 million in 1995 related to real estate inventories, (6) one-third of estimated rent expense as representative of the interest portion of rentals and amortization of debt expense, and
     (7) discontinued operations and an extraordinary charge from early extinguishment of debt of $1.3 million, net of taxes, in 1998.

                         DESCRIPTION OF DEBT SECURITIES

   We may issue debt securities under one or more indentures between us and a trustee chosen by us that is qualified to act as such under the Trust Indenture Act. Any of our subsidiaries that guarantee the debt securities will also enter into the indenture or a supplemental indenture. The indentures may be amended or supplemented from time to time and are governed by the Trust Indenture Act. Unless otherwise stated in an accompanying prospectus supplement, the trustee under the indentures will be Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago).

   The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures. We urge you to read the indentures. We are filing or will file the indentures as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading "Where You Can Find More Information" at page 13. References below to an "indenture" are references to the applicable indenture under which a particular series of debt securities is issued. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

Terms of the Debt Securities

   Our debt securities will be secured or unsecured obligations of Standard Pacific Corp. We may issue them in one or more series. The debt securities may be convertible into shares of our common stock or our preferred stock. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

  . the title of the debt securities, and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

  . the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

  . the date or dates on which principal of the debt securities will be payable;

  . the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

  . the place or places where principal, and any premium and interest, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

  . any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase the debt securities;

  . any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

  .  the denominations in which any debt securities are issuable;

  . the currency or currencies in which principal and interest will be payable, if other than United States dollars;

  . any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

  . whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

  . the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

  .  whether the debt securities will be guaranteed;

  .  the nature and terms of the security for any secured debt securities;

  . the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

  . any right of holders of the debt securities to convert them into our common stock or preferred stock and the terms of any such conversion; and

  . any other material terms of the debt securities, which may be in addition to or different than the terms set forth in the indenture and this prospectus.

   Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct and indirect subsidiaries which may guarantee the debt securities, including any terms of subordination of any such guarantee.

Events of Default and Remedies

   An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

  . our default in payment when due of the principal of or any premium on any of the debt securities of that series;

  . our default for 30 days in payment of any installment of interest on any debt security of that series;

  . default by us, or, if the debt securities are guaranteed, by any guarantor subsidiary, for 60 days after notice in the observance or performance of other covenants in the indenture or applicable supplemental indenture relating to that series;

  .  certain events involving our bankruptcy, insolvency or reorganization;
     and

  . any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

   The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee considers it in the interest of the holders of the series of debt securities to do so.

   If certain events involving bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of our debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

   The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.

Defeasance

   We, and any of our guarantor subsidiaries, may terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

  . depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

  . complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

   In addition, if there is a change in applicable tax law or we receive an appropriate Internal Revenue Service letter ruling, we, and any of our guarantor subsidiaries, may terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

  . depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

  . complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.

Transfer and Exchange

   A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

   Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

  . add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the indenture upon us;

  . evidence the succession of another corporation to us and the assumption by our successor of our obligations under the indenture and any series of debt securities;

  . provide for the acceptance of appointment under the indenture of a successor trustee with respect to any series of debt securities and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

  .  establish the form or terms of any series of unissued debt securities;

  . provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

  . provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  .  cure any ambiguity, omission, defect or inconsistency;

  .  secure any series of debt securities; or

  . make any change that does not adversely affect the legal rights of any holder of debt securities.

   With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

   Without the consent of each holder affected, we and the trustee may not:

  . reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

  .  reduce the rate of or change the time for payment of interest;

  . reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

  . make any debt security payable at a place or in money other than that stated in the debt security;

  . modify certain provisions of the indenture relating to waivers that require the consent of holders;

  . modify the rights of holders to receive payment of principal and interest with respect to any debt security or to bring suit to enforce such payment;

  .  adversely modify the ranking or priority of the debt securities; or

  . waive a continuing default in the payment of principal of or interest on the debt securities.

   The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Concerning the Trustee

   In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

   The laws of the State of New York will govern the indenture and the debt securities.

                            DESCRIPTION OF WARRANTS

   We may issue warrants for the purchase of our debt securities, preferred stock, or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.

Warrants to Purchase Debt Securities

   Each prospectus supplement for warrants to purchase debt securities will describe:

  .  the title of the debt warrants;

  .  the aggregate number of the debt warrants;

  .  the price or prices at which the debt warrants will be issued;

  . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

  . if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

  . if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

  . the principal amount of and exercise price for debt securities that may be purchased upon exercise of each debt warrant;

  . the maximum or minimum number of the debt warrants which may be exercised at any time;

  . if applicable, a discussion of any material federal income tax considerations; and

  . any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

   Certificates for warrants to purchase debt securities will be exchangeable for new debt warrant certificates of different denominations. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Warrants to Purchase Preferred Stock and Common Stock

   Each prospectus supplement for warrants to purchase preferred stock or common stock, will describe:

  .  the title of the warrants;

  .  the securities for which the warrants are exercisable;

  .  the price or prices at which the warrants will be issued;

  . if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

  . if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  . any provisions for adjustment of the number or amount of shares of our preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

  . if applicable, a discussion of material federal income tax considerations; and

  . any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise of Warrants

   Each warrant will entitle the holder of the warrant to purchase the principal amount of debt securities or shares of preferred stock or common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

   Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

   Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

  . in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  . in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

                            SELLING SECURITY HOLDERS

   Any of the stockholders named below may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of the number of shares of our common stock indicated below. Each of the potential selling security holders listed immediately below is a current or former director of Standard Pacific. The following table sets forth, as of December 19, 2000, the number and percentage of shares of our common stock that each such stockholder beneficially owns, as well as the number and percentage of shares of our common stock that each such stockholder would beneficially own if all of the shares being registered pursuant to this prospectus with respect to such holder are sold. The term "selling security holders," as used in this prospectus, includes the holder listed below and his transferees, pledgees, donees, heirs or other successors receiving shares from the holder listed below after the date of this prospectus. The selling security holders may sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act.

                                                                                                 Beneficial Ownership
                                                                                                 If All Shares Being
                                                            Beneficial Ownership                 Registered Are Sold
                                                            -----------------------  Number of   --------------------
                                                            Number of    Percent of Shares Being Number of Percent of
 Name of Beneficial Owner Positions with Standard Pacific    Shares        Class     Registered   Shares     Class
 ------------------------ -------------------------------   ---------    ---------- ------------ --------- ----------
 Arthur E. Svendsen..         Mr. Arthur Svendsen has       2,800,000(1)    9.3%     1,000,000   1,800,000    6.0%
                              been a director and
                              Chairman of the Board
                              since 1961. Mr. Svendsen
                              served as our Chief
                              Executive Officer from
                              1961 until he retired in
                              December 1999.

 Ronald R. Foell.....         Mr. Foell has been a            347,124(2)    1.2%       150,000     197,124    0.7%
                              director since 1967.
                              Mr. Foell served as our
                              President from 1969
                              until he retired in
                              1996.

 Donald H. Spengler..         Mr. Donald Spengler was       1,053,935(3)    3.5%       350,000     703,935    2.3%
                              a director from 1962
                              until he retired in
                              May 2000.

-------
(1) Does not include 30,000 shares held beneficially and of record by Martha Ann Svendsen, Mr. Svendsen's wife, and 25,000 shares held beneficially and of record by trusts established for Mr. Svendsen's grandchildren.
(2) Includes 11,000 shares subject to options held by Mr. Foell which are exercisable within 60 days.
(3) Includes 9,000 shares subject to options held by Mr. Spengler which are exercisable within 60 days.

   Information regarding the shares of our common stock to be sold by each selling stockholder will be set forth in one or more prospectus supplements.

                              PLAN OF DISTRIBUTION

   The securities being offered by this prospectus may be sold:

  .  through agents,

  .  to or through underwriters,

  .  through broker-dealers (acting as agent or principal),

  . directly by us to purchasers, through a specific bidding or auction process or otherwise, or

  .  through a combination of any such methods of sale.

   The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or the selling security holders, or from the purchasers of the securities. Selling security holders, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

   Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

   If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

   If a dealer is used in the sale of the securities, we, the selling security holder or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

   We may directly solicit offers to purchase the securities and we or the selling security holders may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

   Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling security holders to indemnification by us or the selling security holders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling security holders to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

   Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

   We may permit certain of the selling security holders or their transferees, pledgees, donees, heirs or other successors to sell our common stock pursuant to this prospectus. The selling security holders may only sell pursuant to this prospectus with our consent, which consent may be withheld in our sole discretion. If selling security holders sell our common stock pursuant to this prospectus, a prospectus supplement will set forth information required by the SEC rules and regulations regarding the selling security holders. These transactions may involve transfer of the securities upon exercise or settlement of put or call options, or delivery of the securities to replace securities that were previously borrowed from another security holder or a combination of such methods. Selling security holders may also resell all or a portion of their securities in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule.

   Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, selling security holders may be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

   Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

   Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading "Underwriting" in the applicable prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

   Public Reference Room    Seven World Trade Center       Citicorp Center
         Room 1024                 Suite 1300          500 West Madison Street
   450 Fifth Street, N.W.   New York, New York 10048         Suite 1400
   Washington, D.C. 20549                              Chicago, Illinois 60661

   You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that web site is http://www.sec.gov.

   In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. You should read the registration statement for further information about us and our common stock.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

  a. Our Annual Report on Form 10-K for the year ended December 31, 1999;

  b. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

  c. Our Current Reports on Form 8-K, filed July 27, 2000, August 28, 2000, September 8, 2000 and December 26, 2000; and

  d. The description of our common stock and our preferred stock purchase rights contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description.

   We also incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing such documents.

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   Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

                          Clay A. Halvorsen, Secretary
                             Standard Pacific Corp.
                              15326 Alton Parkway
                            Irvine, California 92618
                           Telephone: (949) 789-1600

   Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

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                           FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated into it by reference contain forward-looking statements. These forward-looking statements can generally be identified by the use of statements that include words or phrases such as "estimate," "project," "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will," "goal," "target" or other similar words or phrases. Forward-looking statements are not guarantees of performance and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to:

  . local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations;

  . the cost and availability of suitable undeveloped land, building materials and labor;

  . the cost and availability of construction financing and corporate debt and equity capital;

  .  the demand for single-family homes;

  .  the level of cancellations of purchase contracts by homebuyers;

  .  the cyclical and competitive nature of our business;

  . governmental regulation, including the impact of "slow growth" or similar initiatives;

  . delays in the land entitlement process, development, construction, or the opening of new home communities;

  .  adverse weather conditions and natural disasters;

  .  environmental matters;

  . risks relating to our mortgage banking operations, including hedging activities;

  . future business decisions and our ability to successfully implement our operational, growth and other strategies;

  .  litigation and warranty claims; and

  . other risks discussed in this prospectus, the applicable prospectus supplement and our filings with the Securities and Exchange Commission.

                                    EXPERTS

   The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

   Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion with respect to the validity of the securities being offered by this prospectus. Robert K. Montgomery, a partner of Gibson, Dunn & Crutcher LLP, and members of his family hold approximately 40,000 shares of our common stock on the date of this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the accompanying prospectus supplement relating to that offering.

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                        [LOGO OF STANDARD PACIFIC CORP.]

                             Standard Pacific Corp.